                    SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     BALDOR ELECTRIC COMPANY
     -------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)


     -------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                    BALDOR  ELECTRIC  COMPANY

                            NOTICE OF
                 ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD MAY 3, 1997



To the Shareholders:

The Annual Meeting of Shareholders of Baldor Electric Company, a
Missouri corporation, will be held at the Holiday Inn, 700 Rogers
Avenue, Fort Smith, Arkansas, on Saturday, May 3, 1997, at 10:30 a.m., local time, for the following purposes:

  1.  To elect directors;

  2.  To consider and act upon a proposal to amend the Baldor
      Electric Company 1994 Incentive Stock Plan; and

  3. To transact such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed the close of business on March
19, 1997, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual
Meeting and all adjournments thereof.

                         By Order of the Board of Directors



                         Lloyd G. Davis
                         Secretary



March 27, 1997


Even if you expect to attend the meeting in person, please mark, date, and sign the enclosed proxy and return it in the enclosed return envelope. The return envelope does not require postage if mailed in the United States. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

                    BALDOR  ELECTRIC  COMPANY

                         PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS


The enclosed proxy is solicited on behalf of the Board of Directors of Baldor Electric Company (the "Company") for use at the Annual Meeting of its shareholders to be held May 3, 1997, at 10:30 a.m, local time. If the proxy is executed and returned to the Company, it nevertheless may be revoked at any time before it is exercised either by written notice to the Secretary of the Company or by attending the meeting and voting in person. If no contrary instructions are indicated on the proxy, the proxy will be voted for the election of the three nominees named herein as directors and for the stock plan amendment. If matters other than those mentioned herein properly come before the meeting, the proxy will be voted by the persons named therein in a manner which they consider to be in the best interests of the Company.

The Company's principal executive offices are located at 5711 R.
S. Boreham, Jr. Street, Fort Smith, Arkansas 72908. This Proxy
Statement and the accompanying form of proxy are first being sent to shareholders on or about March 27, 1997.

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile, by regular employees of the Company, without additional compensation. Brokerage firms, banks, nominees and others will be requested to forward proxy material to the beneficial owners of Common Stock held by them of record. No solicitation is to be made by specially engaged employees or other paid solicitors.



                             VOTING

Holders of record of the Company's Common Stock, par value $0.10 per share (the "Common Stock") at the close of business on March 19, 1997, will be entitled to notice of and to vote at the Annual Meeting. There were 26,361,623 shares of Common Stock of the Company outstanding as of the close of business on March 19, 1997. Each shareholder has one vote per share of Common Stock on each item of business to be presented for shareholder vote at the Annual Meeting, except for the election of directors, in which case cumulative voting is authorized as described herein under "Election of Directors". A majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions may be specified on the proposal to amend the Baldor Electric Company 1994 Incentive Stock Plan ("Proposal 2") but not the election of directors.

Under Missouri law, the State in which the Company is incorporated, directors are elected by a plurality of the votes of Common Stock represented in person or by proxy at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.

Passage of Proposal 2, the amendment of the 1994 Incentive Stock Plan
(the "1994 Plan"), requires the approval of the holders of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of the shareholders at which a quorum is present. An abstention has the effect of a vote against Proposal 2.

The Company maintains the Baldor Electric Company Employees' Profit Sharing and Savings Plan (the "Profit Sharing and Savings Plan"). One of the investment alternatives for employee-participants is the Baldor Stock Fund. Employee-participants have the right under the Profit Sharing and Savings Plan to direct the trustee thereof how to vote the shares of Common Stock that are allocated to their accounts. The Profit Sharing and Savings Plan requires the trustee to vote the shares of Common Stock not yet allocated to the accounts of employee-participants in proportion to the votes cast by employee-participants.



                           PROPOSAL 1:
                      ELECTION OF DIRECTORS

The Restated Articles of Incorporation and Bylaws of the Company provide for a classified Board of Directors, with the Board divided into three classes whose terms expire at different times. Three members are to be elected to the Board of Directors in 1997, each to serve for a term of three years.

In the election of directors, each shareholder is entitled to vote cumulatively. To vote cumulatively in the election of directors, each shareholder may multiply the number of shares of Common Stock held by him by the number of directors to be elected and cast the whole number of votes for one candidate or distribute them among two or more candidates. There is no condition precedent to the exercise of these cumulative voting rights.

The persons named in the enclosed form of proxy intend to vote such proxy for the election of the three nominees named below as directors of the Company, unless the shareholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If the proxy is signed and returned without any direction given, shares will be voted for the election of the Board's slate of nominees and in their discretion, the persons named in the proxy are authorized to cumulate and vote the shares of the shareholders giving the proxy for any nominee except those nominees with respect to whom authority has been withheld. The Board of Directors has no reason to doubt the availability of the nominees and each has indicated a willingness to serve if elected. If any nominee shall decline or be unable to serve, it is intended that, in the discretion of the Board of Directors, either the size of the Board will be reduced or the proxies will vote for a substitute nominee designated by the Board of Directors.

        Information Regarding the Nominees for Directors to be Elected in 1997 for Terms Ending in 2000


O. A. Baumann ... The Company's manufacturer's sales representative in St. Louis, Missouri, from 1947 to 1987
(retired); Age 75; Present term expires 1997; Director of the
Company since 1961.


John A. McFarland ... President of the Company since November 1996; Executive Vice President - Sales and Marketing of the Company from August 1996 to November 1996; Vice President - Sales of the Company from May 1991 to August 1996; Age 46; Present term expires 1997; Director of the Company since August 1996. (1)


Robert L. Proost ... Corporate Vice President, Treasurer, and Director of Administration, A.G. Edwards & Sons, Inc., securities brokerage and investment banking, which has historically provided investment banking services to the Company; Age 59; Present term expires 1997; Director of the Company since 1988. (2)(3)



    Information Regarding the Directors Who Are Not Nominees for Election and Whose Terms Continue Beyond 1997


Jefferson W. Asher, Jr. ... Independent Management Consultant
providing assistance to corporations, attorneys, banking institutions, and other creditors for more than the past five years; Director of California Beach Restaurants, Inc.; Age 72; Present term expires 1999; Director of the Company since 1973.
(4)(5)


Fred C. Ballman ... Former Chairman and Chief Executive Officer
of the Company (retired); Age 84; Present term expires 1998;
Director of the Company from 1944 to 1982 and since 1992.  (6)


R. S. Boreham, Jr. ... Chairman of the Board of the Company since
1981; Chief Executive Officer of the Company from 1978 through
1992; Director of U.S.A. Truck, Inc.; Age 72; Present term
expires 1998; Director of the Company since 1961.  (7)


Robert J. Messey ... Senior Vice President, Chief Financial Officer, and Director of Sverdrup Corporation, engineering and architectural firm, since 1993; Partner of Ernst & Young LLP, international accounting firm, prior to 1993; Age 51; Present term expires 1999; Director of the Company since 1993. (2)(8)

R. L. Qualls ... Vice Chairman of the Board of the Company since November 1996; Chief Executive Officer of the Company since 1993; President of the Company from 1990 to November 1996; Chief Operating Officer of the Company from 1991 through 1992; Age 63; Present term expires 1998; Director of the Company since 1987.
(1)

Willis J. Wheat ... President Emeritus of Oklahoma City
University; Professor of Management and Marketing, Oklahoma City
University, 1987 through 1995; Age 71; Present term expires 1999;
Director of the Company since 1991.  (5)(8)
_______________

(1)  Member of the Executive Committee
(2)  Member of the Audit Committee
(3)  Chairman of the Stock Option Committee
(4)  Chairman of the Audit Committee
(5)  Member of the Nominating Committee
(6)  Chairman of the Nominating Committee
(7)  Chairman of the Executive Committee
(8)  Member of the Stock Option Committee


            Information About the Board of Directors
                   and Committees of the Board

Board of Directors ... In addition to its normal responsibilities, the Board of Directors, as a whole, approves the executive compensation and administers the 1981 Incentive Stock Plan (the "1981 Plan"), which has expired except for options outstanding, and the 1990 Stock Plan for District Managers (the "1990 Plan"). Under the 1990 Plan, the Board has the exclusive authority to determine the amount and terms and conditions of the awards made to each eligible participant. During the fiscal year ended December 28, 1996 ("fiscal year 1996"), four meetings of the Board of Directors were held.

Executive Committee ... Between meetings of the Board, the Executive Committee is empowered to act in lieu of the Board of Directors except on those matters for which the Board of Directors has specifically reserved authority to itself or as set forth in the Company's Bylaws. The Executive Committee serves as the Company's compensation committee, by making recommendations to the Board of Directors, and also administers the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan"), which has expired except for options outstanding, and the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Plan"). Both of these plans relate to non-employee directors. The Executive Committee is comprised of executive officers of the Company and those officers are not eligible to participate in these two plans. The Executive Committee held seven meetings during fiscal year 1996.

Audit Committee ... The Audit Committee performs the following functions: assists in the selection of independent auditors, directs and supervises investigations into matters relating to audit functions, reviews with independent auditors the plans and results of the audit engagement, reviews the degree of independence of the auditors, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's system of internal accounting controls. The Audit Committee is comprised of non-employee directors and the Committee held three meetings during fiscal year 1996.


Stock Option Committee ... The Stock Option Committee administers the Company's 1987 Incentive Stock Plan (the "1987 Plan") and the 1994 Plan, both of which are employee stock plans. Awards can be made from the plans and the Stock Option Committee has the exclusive authority to determine which of the eligible employees are to receive awards and to determine the amount and the terms and conditions of the awards made to each participant. The Stock Option Committee is comprised of non-employee directors and this committee held four meetings during fiscal year 1996.


Nominating Committee ... The Nominating Committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and proposing candidates to fill any vacancies on the Board. Pursuant to the Bylaws, any shareholder of the Company eligible to vote in an election of directors may nominate a person or persons for election to the Board of Directors by written notice mailed to the Company not less than 45 nor more than 90 days prior to the regularly scheduled date set forth in the Bylaws for the annual meeting of shareholders. The notification to the Company shall state the name and residence address of the nominating shareholder and, to the extent known to the nominating shareholder: the name and principal address of the proposed nominee, the total number of shares to be voted for the proposed nominee, the number of shares held by the nominating shareholder, and the name and residence address of each notifying or nominating shareholder. The committee will consider candidates for Board membership proposed by shareholders who have complied with the aforementioned procedures. The Nominating Committee is comprised of non-employee directors, none of whom are currently nominees for directors to be elected in 1997, and the Committee held two meetings during fiscal year 1996.


Director Compensation ... During fiscal year 1996, each member of the Board of Directors who was not a Company employee received $3,500 per quarter for services as a director. Each director who is a member of the Audit Committee received an additional $2,700 per quarter as chairman or $1,700 per quarter as a member. Each director who is a member of the Stock Option Committee received an additional $700 per quarter during fiscal year 1996. The Company also maintains the 1989 Plan and the 1996 Plan, both administered by the Executive Committee. Under the terms of the 1989 Plan, all non-employee directors received an annual option grant on January 31, 1996, to purchase shares of Common Stock of the Company, consisting of an option to purchase 2,430 shares having an exercise price of $20.50 (the fair market value per share on that date) and an additional option to purchase 1,620 shares having an exercise price of $10.25 (50% of the fair market value per share on that date). Annual option grants become exercisable in five equal installments beginning on the grant's first anniversary. All options expire ten years after the grant date. The 1989 Plan expired in May 1996 except for options then outstanding and grants from the 1996 Plan were permitted to be made beginning January 1997.

                      SECURITY OWNERSHIP OF
            CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 19, 1997, regarding all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock. The table also includes security ownership for each director of the Company, the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers for fiscal year 1996, and all executive officers and directors as a group.

                                       Number of      Percent of
            Name                         Shares         Class (1)
----------------------------------     ---------       --------

The Baldor Electric Company
Profit Sharing and Savings Plan        2,752,885 (2)      10.0 %
     P. O. Box 2400
     Fort Smith, Arkansas 72902

Fred C. Ballman                        2,261,329 (3)       8.6 %
     P. O. Box 6638
     Fort Smith, Arkansas 72906

R. S. Boreham, Jr.                     1,273,405 (4)       4.8 %

O. A. Baumann                            512,394 (5)       1.9 %

R. L. Qualls                             216,249 (6)         *

James R. Kimzey                          157,907 (7)         *

John A. McFarland                        154,693 (8)         *

Lloyd G. Davis                           150,483 (9)         *

Jefferson W. Asher, Jr.                   48,870 (10)        *

Robert L. Proost                          41,580 (11)        *

Willis J. Wheat                           27,540 (12)        *

Robert J. Messey                          20,482 (13)        *

All executive officers and directors
     as a group (17 persons)           5,275,381 (14)     19.3 %

_______________

 *     Less than 1%.

(1) Percentage is calculated in accordance with Section 13d-3(d)(1) with number of shares as the numerator which includes shares issuable upon exercise of options. The denominator consists of shares issued and outstanding plus shares issuable upon exercise of options, if any, awarded to the named individual or group.

(2) Based on correspondence received from the Plan's Trustee dated March 19, 1997, plan participants have sole voting power and shared investment power over 2,747,528 shares and shared voting and shared investment power over 5,357 shares.

(3)    Shared voting and shared investment power over 2,254,849
       shares; includes exercisable options to purchase 6,480 shares.

(4) Shared voting and shared investment power over 87,577 shares; sole voting and sole investment power over 1,026,162 shares; sole voting and shared investment power over 26 shares in the Company's Profit Sharing and Savings Plan; includes exercisable options to purchase
       159,640 shares.

(5)    Shared voting and shared investment power over 475,944
       shares; includes exercisable options to purchase 36,450 shares.

(6) Sole voting and sole investment power over 149,300 shares; sole voting and shared investment power over 1,229 shares in the Company's Profit Sharing and Savings Plan; includes exercisable options to purchase 65,720 shares.

(7) Shared voting and shared investment power over 42,334 shares; sole voting and sole investment power over 2,389 shares; sole voting and shared investment power over 5,564 shares in the Company's Profit Sharing and Savings Plan; includes exercisable options to purchase 107,620 shares.

(8) Sole voting and sole investment power over 19,424 shares; shared voting and shared investment power over 13,946 shares; sole voting and shared investment power over 15,408 shares in the Company's Profit Sharing and Savings Plan; includes exercisable options to purchase 105,915 shares.

(9) Sole voting and sole investment power over 46,300 shares; sole voting and shared investment power over 12,483 shares in the Company's Profit Sharing and Savings Plan; includes exercisable options to purchase 91,700 shares.

(10)   Sole voting and sole investment power over 35,910 shares;
       includes exercisable options to purchase 12,960 shares.

(11)   Sole voting and sole investment power over 18,000 shares;
       shared voting and shared investment power over 4,950
       shares; includes exercisable options to purchase 18,630 shares.

(12)   Shared voting and shared investment power over 2,430
       shares; includes exercisable options to purchase 25,110 shares.

(13)   Sole voting and sole investment power over 1,800 shares;
       shared voting and shared investment power over 862
       shares; includes exercisable options to purchase 17,820 shares.

(14) Sole voting and sole investment power over 1,340,129 shares; shared voting and shared investment power over 2,925,047 shares; sole voting and share investment power over 62,172 shares in the Company's Profit Sharing and Savings Plan; includes exercisable options to purchase 948,033 shares.

                     EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers.

                   Summary Compensation Table

                                                                       Long Term Compensation
                                                                    -----------------------------
                                        Annual Compensation               Awards           Payouts
                                    ---------------------------     ---------------------- -------
                                                       Other        Restricted  Securities              All
                                                       Annual          Stock    Underlying  LTIP       Other
Name and Principal Position  Year   Salary   Bonus  Compensation       Awards     Options  Payouts  Compensation (1)
---------------------------  ----  -------  ------- ------------    ----------  ---------- -------  ------------
                                      ($)     ($)        ($)            ($)        (#)      ($)         ($)
R. L. Qualls                 1996  300,000  307,669       0              0        28,000     0        62,046
Vice Chairman of the Board   1995  270,000  286,187       0              0        21,000     0        61,554
of Directors and Chief       1994  240,000  262,570       0              0        25,000     0        59,570
Executive Officer

R. S. Boreham, Jr.           1996  275,000  282,030       0              0        28,000     0        98,749
Chairman of the Board        1995  220,000  256,582       0              0        16,800     0        98,657
of Directors                 1994  200,000  235,777       0              0        10,000     0        96,768


Lloyd G. Davis               1996  132,000  110,761       0              0        16,500     0        22,729
Chief Financial Officer,     1995  120,000   78,948       0              0        10,500     0        21,817
Executive Vice President -   1994  100,000   58,944       0              0        12,000     0        19,007
Finance, Secretary, and
Treasurer

James R. Kimzey              1996  128,000   84,096       0              0        16,500     0        23,218
Executive Vice President -   1995  120,000   47,369       0              0         7,500     0        23,076
Research and Engineering     1994  100,000   42,869       0              0         2,000     0        19,711


John A. McFarland            1996  132,000  110,761       0              0        16,500     0        20,431
President                    1995  120,000   78,948       0              0        10,500     0        19,567
                             1994  100,000   58,944       0              0         5,000     0        16,723

_______________

(1) The amounts disclosed in this column include contributions by the Company to the Baldor Electric Company Employees' Profit Sharing and Savings Plan, a defined contribution plan, which is two plans in one: a Profit Sharing Plan and a Savings Plan. The Company makes all contributions to the Profit Sharing Plan which are equal to 12% of pre-tax earnings for participating companies. The contributions are allocated among eligible employees in proportion to their total compensation. The Company makes matching contributions to the Savings Plan at a rate equal to 25% of the first 6% of the participating employee's compensation earned and contributed. The Company also maintains a split-dollar life insurance plan for all executive officers. The Company makes the premium payments on the split-dollar life insurance policies which vary according to age and insurance coverage for each officer. Each officer reimburses the Company for a portion of the premium that represents the full value attributable to term life coverage. The amounts included as compensation for each named officer represents the full dollar value of the premium paid by the Company during the covered fiscal year less the reimbursement received from each individual. The fiscal year 1996 amounts in this column represent Company contributions consisting of the following:

                            Contributions     Contributions    Split-Dollar
                                to the            to the      Life Insurance
             Name         Profit Sharing Plan  Savings Plan      Premiums
      -----------------   ------------------- -------------   --------------
                                  ($)              ($)             ($)

       R. L. Qualls              14,720           2,250           45,076
       R. S. Boreham, Jr.        14,720           1,500           82,529
       Lloyd G. Davis            14,720           1,980            6,029
       James R. Kimzey           14,720           1,280            7,218
       John A. McFarland         14,720           1,980            3,731

                  Option Grants in Last Fiscal Year

                                Individual Grants
                --------------------------------------------------
                 Number of  % of Total          Market
                Securities    Options            Price
                Underlying    Granted             on              Grant Date
                  Options       in     Exercise  Grant  Expiration  Present
    Name          Granted   Fiscal Year  Price    Date     Date      Value (1)
----------------- -------   -----------  -----    ----     ----      -----
                    (#)                 ($/sh)   ($/sh)               ($)

R.L. Qualls        20,000 (2)   3.3%    19.250   19.250  01/16/2006  107,968
                    8,000 (3)   1.3%     9.625   19.250  01/16/2006   83,787


R.S. Boreham, Jr.  20,000 (2)   3.3%    19.250   19.250  01/16/2006  107,968
                    8,000 (3)   1.3%     9.625   19.250  01/16/2006   83,787


Lloyd G. Davis     12,000 (2)   2.0%    19.250   19.250  01/16/2006   64,781
                    4,500 (3)   0.7%     9.625   19.250  01/16/2006   47,130


James R. Kimzey    12,000 (2)   2.0%    19.250   19.250  01/16/2006   64,781
                    4,500 (3)   0.7%     9.625   19.250  01/16/2006   47,130


John A. McFarland  12,000 (2)   2.0%    19.250   19.250  01/16/2006   64,781
                    4,500 (3)   0.7%     9.625   19.250  01/16/2006   47,130

_______________

(1) The Company used the Black-Scholes option pricing model to determine grant date present value. Calculations are based on a ten-year option term and assumptions of: a seven-year estimated life, interest rate of 5.4%; annual dividend yield of 1.8%; and volatility of 20.0%. As indicated, the present values are based on assumptions and the amounts reflected in this table may not be achieved.

(2) Incentive options to purchase shares of Common Stock of the Company were granted at the market value of the Common Stock on the date of grant and are 100% exercisable six months and one day following the grant date.

(3) Non-qualified options to purchase shares of restricted Common Stock of the Company were granted at 50% of the market value of the Common Stock on the date of grant with full vesting occurring on the fifth anniversary date. Vesting may be accelerated by early exercise or when certain events relating to change of the Company's ownership occurs. The restricted shares purchased on exercise of such options may be voted but cannot be sold or transferred until they are vested. The options are 100% exercisable six months and one day following the grant date.

            Aggregated Option Exercises in Last Fiscal Year
                     and FY-End Option Values


                                           Number of
                                     Securities Underlying     Value of
                   Shares                 Unexercised        Unexercised
                Acquired on  Value          Options      In-the-Money Options
     Name         Exercise  Realized (1)   at FY-End (#)     at FY-End ($) (2)
---------------   --------  --------      ---------------  -----------------
                     (#)      ($)            (A)     (B)       (A)     (B)


R.L. Qualls              0        0         65,720    0       925,717   0

R.S. Boreham, Jr.   19,350  309,490        159,640    0     2,244,905   0

Lloyd G. Davis       7,706  134,277         93,100    0     1,198,609   0

James R. Kimzey     17,095  282,022        107,620    0     1,675,114   0

John A. McFarland    6,800  107,750        109,765    0     1,543,271   0

_______________

(A) Exercisable
(B) Unexercisable

(1) Represents the difference between the option exercise price and the market price of the Common Stock on the date of exercise multiplied by the number of shares acquired upon exercise.

(2) Represents the difference between the $24.75 closing price of the Common Stock as reported by the New York Stock Exchange on December 27, 1996, the last trading day of fiscal year 1996, and the exercise price of the options multiplied by the number of shares of Common stock underlying the option. The numbers shown reflect the value of options accumulated over an eight-year period.


                  Change-of-Control Arrangements

Pursuant to agreements under the 1987 Plan and the 1994 Plan, outstanding restricted Common Stock of the Company acquired by an early exercise of a non-qualified stock option will fully vest and be free of restrictions without the requirement of any further act by the Company or shareholder in the event of a "Change-of-Control" of the Company as defined in those agreements.


    Compensation Committee Interlocks and Insider Participation

Although the Company has no standing compensation committee of the Board of Directors, the Executive Committee performs functions similar to those customarily performed by such committees by making recommendations to the Board; however, the Board of Directors, as a whole, approves the salary and bonus remuneration arrangements for directors and executive officers. The Board of Directors administers the 1981 Plan, which has expired except for option outstanding, and the Stock Option Committee administers the 1987 Plan and the 1994 Plan, both relating to employees. The Executive Committee administers the 1989 Plan and the 1996 Plan, both relating to non-employee directors. The members of the Executive Committee are the following executive officers: R. S. Boreham, Jr., John A. McFarland, and R. L. Qualls. The members of the Stock Option Committee are the following non-employee directors: Robert J. Messey, Robert L. Proost, and Willis J. Wheat.

      Report of the Executive and Stock Option Committees


The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

The Company's Officer's Compensation Plan (the "Plan") is objective, formula driven, and has been consistently applied since 1973. The Plan is designed to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value. The primary goals of the Plan are to ensure that total compensation is fair internally, is competitive externally, and offers performance motivation. For purposes of this section, total compensation is defined as salary plus bonus. The Plan combines annual base compensation with a bonus based upon the Company's performance. The Company believes that the goals of the Plan are met by providing competitive compensation which will motivate and retain key employees.

Total compensation for all executive officers is established within the range of salaries and bonuses for persons holding similar positions at other comparably-sized manufacturing companies utilizing independent salary survey data. The survey data is a composite of all manufacturing companies that are comparably-sized based upon sales volume. The independent survey does not provide a detailed list of all participating companies and the companies included may or may not include those in the performance graph. In general, the total compensation for all executive officers is expected to be slightly below the median for similar positions compared to the independent survey data. This is accomplished by establishing the annual base portion of compensation at the low end of the survey with the potential incentive portion being slightly above the median. This results in a greater emphasis being placed upon the Company's performance.

The total compensation individual officers may earn is subjective based upon the individual's position, experience, and ability to impact the Company's performance. In establishing each officer's annual base and potential bonus portion of compensation, additional consideration includes the individual's past performance, initiative and achievement, and future potential, as well as the Company's performance.

The potential bonus pool is based upon the sales and earnings performance of the Company and the relative weights are 75% sales and 25% earnings. Compensation attributable to the sales component increases or decreases in relation to sales. Compensation attributable to the earnings component increases if earnings exceed a percentage of shareholders' equity as determined by the Board of Directors (currently 10%) and decreases if earnings are less than such amount. Each individual officer's participation in the potential bonus pool is determined as described above and is assigned such that if the Company achieves its sales and earnings objectives, the salary and bonus combined will be competitive with the industry and will remain consistent with the Company's philosophy and Plan. The outcome of the Company's sales and earnings for fiscal year 1996 resulted in actual bonuses equaling 40% to 51% of total compensation for named executive officers.

The factors considered in determining the compensation package for the Chief Executive Officer for fiscal year 1996 were the same as those described above for executive officers. The total compensation for the Chief Executive Officer is expected to be slightly below the median of comparably-sized manufacturing companies. This median is obtained from independent salary survey data which is utilized in the same manner for the CEO as well as all other executive officers. The CEO's total compensation is competitive and reflective of the Company's performance with 51% of the CEO's compensation at risk in the form of a performance bonus. In 1996, 42% of the increase in the CEO's total compensation over 1995 total compensation was the result of improved sales and earnings.

The Company also maintains stock option plans to provide additional incentives to executive officers and other employees to work to maximize shareholder value. The Stock Option Committee has granted incentive options to purchase shares of Common Stock of the Company (at the fair market value of the Common Stock on the date of grant) and non-qualified options to purchase shares of restricted stock (at 50% of the fair market value of the Common Stock on the date of grant) to executive officers and other employees. Grants were made in fiscal year 1996 to named executives and other employees to continue to encourage long-term growth and profitability. The number of options granted to each executive officer is subjective based upon individual performance, future potential, and abilities to impact the Company's performance.

The Chief Executive Officer received an incentive stock option to purchase 20,000 shares of Common Stock, which represented 3.3% of total shares granted. The number of options granted was subjective based upon the CEO's ability to impact the Company's performance as well as individual performance, and future potential.

The Board of Directors, as a whole, and the Board's Executive Committee and Stock Option Committee, as appropriate, continually review the executive compensation policies in regards to Section 162(m) of the Internal Revenue Code of 1986 as Amended pertaining to the Company's $1,000,000 deductibility limitation for applicable compensation paid to named executive officers. In 1996, the deductibility of the Company's executive compensation was not affected by the limitation under Section 162(m).



   EXECUTIVE COMMITTEE             STOCK OPTION COMMITTEE

   R. S. Boreham, Jr., Chairman    Robert L. Proost, Chairman
   John A. McFarland               Robert J. Messey
   R. L. Qualls                    Willis J. Wheat

                        Performance Graph

          Comparison of Five-Year Cumulative Total Return
           Among Baldor Electric Company, S&P 500 Index, and S&P Electrical Equipment Composite Index



     Compound Annual Growth Rate

   Baldor             $314    25.7%
   S&P Elec Eqp Grp   $258    20.8%
   S&P 500            $203    15.2%





                      12/91   12/92   12/93  12/94  12/95   12/96
                      -----   -----   -----  -----  -----   -----

Baldor                 $100    $145    $192   $222   $252    $314
S&P 500                $100    $108    $118   $120   $165    $203
S&P Elec Eqp Grp       $100    $110    $132   $134   $188    $258



              Assumes $100 invested at year-end 1991
            in Baldor Electric Company, S&P 500 Index,
           and S&P Electrical Equipment Composite Index

                            PROPOSAL 2:
         TO CONSIDER AND ACT UPON A PROPOSAL TO AMEND THE
                      BALDOR ELECTRIC COMPANY
                     1994 INCENTIVE STOCK PLAN

The 1994 Plan was adopted by the Board of Directors of the Company on February 7, 1994, and was effective on that date subject to the subsequent approval by the Company's shareholders on May 7, 1994.

Proposed Amendment ... Proposal 2 requests approval to amend the definition of "eligible employee" to encompass "all" employees of the Company or its subsidiaries, a broadening of the current definition under which only "salaried" employees of the Company are eligible to receive grants. Under federal income tax law, the Company may not, without obtaining shareholder approval, change the class of employees who are eligible to receive incentive stock options.

General ... The purpose of the 1994 Plan, as originally approved by the Company's Board and its shareholders, was to aid in maintaining and developing strong management capable of assuring the future success of the Company. Accordingly, eligibility to receive benefits thereunder was limited to salaried employees of the Company. The Board subsequently concluded that it would be in the best interest of the Company if all employees were allowed the opportunity to be awarded a proprietary interest in the Company on a favorable basis and, thereby, to have the ability to share in its prosperity. Effective November 4, 1996, the Board of Directors of the Company amended the definition of "eligible employee" in the 1994 Plan to include all employees of the Company. This amendment is subject to shareholder approval which is required by federal income tax law so that such employees may be awarded incentive stock options.

Benefits ... Four types of benefits may be granted under the 1994
Plan: Stock Options, Restricted Shares, Stock Appreciation Rights, and Formula Price Shares. The Administrator may make the award of any benefit subject to any provisions as it deems appropriate. It is anticipated that the Administrator may award any of these benefits to those officers and employees it designates. In view of the discretionary authority vested in the Administrator, it is impossible to estimate the number of shares that will be granted or awarded to any individual or group of individuals over the life of the 1994 Plan.

Amendment and Termination ... The Board of Directors may terminate or amend the 1994 Plan at any time or from time to time without shareholder approval, including amendments that enlarge the type and value of benefits available under the 1994 Plan. However, the Board of Directors, may not, without shareholder approval, increase the maximum number of shares that may be issued under the 1994 Plan (except for appropriate adjustments as described below), and may not make amendments required to be approved by shareholders pursuant to certain laws, regulations, or rules, including federal income tax laws (hence, the requirement that shareholders approve this amendment). If any change is made in the shares of Common Stock of the Company by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure or otherwise, the Administrator shall make appropriate adjustments in the number of shares authorized and in the number of shares and exercise price of shares subject to outstanding options.

Federal Tax Consequences ... A discussion of the federal income tax consequences arising from the award of incentive stock options to the Company and to a recipient is set forth below. A Participant will not realize any income, nor will the Company be entitled to a deduction at the time an Incentive Stock Option is granted. The following tax results will occur with respect to an Incentive Stock Option, provided that certain conditions described below are met: (a) the Participant will not recognize any income at the time of exercise of his Incentive Stock Option; (b) the amount by which the fair market value (determined without regard to short swing profit restrictions) of the shares at the time of exercise exceeds the exercise price is an item of tax preference subject to the alternative minimum tax on individuals; and (c) the difference between the exercise price and the amount realized upon sale of the shares of the Participant will be treated as long-term capital gain or loss. For these tax results to occur, a Participant may not dispose of the shares of Common Stock acquired on the exercise of an Incentive Stock Option within one (1) year after the transfer of such shares to him or within two (2) years from the date the Incentive Stock Option was granted to him. In addition, the Participant must be an employee of the Company or its subsidiaries at all times during the period beginning on the date of the grant of an Incentive Stock Option through the day that is three (3) months before the date of exercise of the Incentive Stock Option. The Company will not be entitled to a deduction upon the exercise of an Incentive Stock Option.

Status of the 1994 Plan ... The maximum number of shares which can be issued under the 1994 Plan is 1,500,000 (subject to adjustments in certain events) and such shares may be treasury shares or authorized and unissued shares. As of March 19, 1997, options to purchase 951,700 shares of Common Stock have been awarded under the 1994 Plan at exercise prices ranging from $9.042 per share to $25.625 per shares and expiring between January 3, 2005, and February 3, 2007, and approximately 700 employees are eligible to participate in the 1994 Plan. With the approval of this amendment to the 1994 Plan, all employees (approximately 3,650) of the Company will be eligible for grants. Of the 951,700 shares currently awarded, options to purchase 227,600 shares of Common Stock have been awarded to employees who are not currently eligible for grants under the original 1994 Plan. Should the amendment not be approved by the shareholders, the options to purchase the 227,600 shares of Common Stock will be null and void and the optionee will have no further rights pertaining to the exercise of these options.

The last reported sale price of the Company's Common Stock on the New York Stock Exchange on March 19, 1997, was $25.25.

 Your Board of Directors recommends a vote "FOR" this Proposal 2.

                       SHAREHOLDER PROPOSALS

Any shareholder proposals intended to be presented at the 1998
Annual Meeting must be received by the Company at its principal executive offices no later than November 26, 1997, in order to be considered for inclusion in the proxy materials.

                        INDEPENDENT AUDITORS

The Company is presently utilizing the services of Ernst & Young LLP, which has been the Company's independent auditors since 1972. The Audit Committee and the Board of Directors will consider the reappointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 3, 1998, at the Company's next regular Board of Directors meeting in May. The Company has no reason to believe that Ernst & Young LLP will not be reappointed. Representatives of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

R. S. Boreham, Jr., Chairman of the Board, filed one Form 4, with respect to one transaction, late during the year ended December
28, 1996.


                           OTHER MATTERS

The Board of Directors knows of no other matters to be presented for consideration at the meeting by the Board of Directors or by shareholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.



March 27, 1997

                      "FRONT OF PROXY CARD"

                     BALDOR ELECTRIC COMPANY

       Proxy Solicited on Behalf of the Board of Directors
        For Annual Meeting of Shareholders on May 3, 1997

The undersigned hereby appoints R. S. Boreham, Jr. and R. L. Qualls, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Baldor Electric Company, to be held at the Holiday Inn, 700 Rogers Avenue, Fort Smith, Arkansas, on Saturday, May 3, 1997, at 10:30 a.m., local time, and all adjournments thereof, and there to vote, as indicated on the reverse side of this proxy, the shares of Common Stock of Baldor Electric Company which the undersigned is entitled to vote with all the powers the undersigned would possess if personally present at the meeting.

In their discretion, the proxies are authorized to cumulate and vote the shares of the undersigned for any nominee other than nominees with respect to whom authority to vote has been withheld, and to vote upon such other business as may properly come before the meeting and all adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

       If no direction is made, this proxy will be voted
        FOR the election of directors and FOR proposal 2.

           PLEASE VOTE, DATE, AND SIGN ON REVERSE AND
            RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy, please sign all cards and return in the accompanying postage-paid envelopes.

HAS YOUR ADDRESS CHANGED? _______________________________________
_________________________________________________________________
_________________________________________________________________

DO YOU HAVE ANY COMMENTS? _______________________________________
_________________________________________________________________
_________________________________________________________________

                      "BACK OF PROXY CARD"

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

             ---------------------------------------
                     BALDOR ELECTRIC COMPANY
             ---------------------------------------
                          COMMON STOCK

RECORD DATE SHARES:

NAME
ADDRESS
CITY STATE ZIP

Please be sure to sign and date this Proxy.

Date ______________________________________

Shareholder sign here ___________________________________________

Co-owner sign here ______________________________________________


  THE BOARD OF DIRECTORS RECOMMENDS VOTES "FOR":

  1.   Election of Directors

       [  ]  For
       [  ]  Withhold
       [  ]  For All Except
                    O. A. Baumann
                    John A. McFarland
                    Robert L. Proost

       To withhold authority to vote for any nominee listed above, mark the "For All Except" box and strike a line through the nominee's(s') name(s).

  2.   Approval of the Amendment to the Baldor Electric Company
       1994 Incentive Stock Plan.

       [  ]  For
       [  ]  Against
       [  ]  Abstain

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]


DETACH CARD                                           DETACH CARD

                    "FRONT OF DIRECTION CARD"

                     BALDOR ELECTRIC COMPANY

          Annual Meeting of Shareholders on May 3, 1997

The undersigned, a participant in the Baldor Electric Company Profit Sharing and Savings Plan (the "Plan") hereby directs Wachovia Bank of North Carolina, N.A., as Trustee (the "Trustee") of the Plan Trust (the "Trust"), at the Annual Meeting of Shareholders of Baldor Electric Company, to be held at the Holiday Inn, 700 Rogers Avenue, Fort Smith, Arkansas, on Saturday, May 3, 1997, at 10:30 a.m., local time, and all adjournments thereof, to vote, as indicated on the reverse side of this direction card, the shares of Common Stock of Baldor Electric Company which the undersigned is entitled to vote with all the powers the undersigned would possess if personally present at the meeting.

As Trustee, you are authorized to cumulate and vote the shares of the undersigned for any nominee other than nominees with respect to whom authority to vote has been withheld, and to vote upon such other business as may properly come before the meeting and all adjournments thereof. This direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant.

       If no direction is made, voting will be controlled by the terms of the Plan and the Trust.

           PLEASE VOTE, DATE, AND SIGN ON REVERSE AND
            RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one direction card, please sign all cards and return in the accompanying postage-paid envelopes.

HAS YOUR ADDRESS CHANGED? _______________________________________
_________________________________________________________________
_________________________________________________________________

DO YOU HAVE ANY COMMENTS? _______________________________________
_________________________________________________________________
_________________________________________________________________

                   "BACK OF DIRECTION CARD"

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

             ---------------------------------------
                     BALDOR ELECTRIC COMPANY
             ---------------------------------------
                 PROFIT SHARING AND SAVINGS PLAN

RECORD DATE SHARES:

NAME
ADDRESS
CITY STATE ZIP

Please be sure to sign and date this Direction Card.

Date ______________________________________

Participant sign here ___________________________________________


  THE BOARD OF DIRECTORS RECOMMENDS VOTES "FOR":

  1.   Election of Directors

       [  ]  For
       [  ]  Withhold
       [  ]  For All Except
                    O. A. Baumann
                    John A. McFarland
                    Robert L. Proost

       To withhold authority to vote for any nominee listed above, mark the "For All Except" box and strike a line through the nominee's(s') name(s).

  2.   Approval of the Amendment to the Baldor Electric Company
       1994 Incentive Stock Plan.

       [  ]  For
       [  ]  Against
       [  ]  Abstain

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]


DETACH CARD                                           DETACH CARD